FRENCH PEAK RESOURCES INC

1600 Golf Road Suite 1200

Rolling Meadows, Illinois

60008

TRUST AGREEMENT

December 15, 2005

In accordance with the instructions of the Board of Directors of the Corporation I, Robert Waters, President will hold the French Claim as described in Appendix A attached to this TRUST AGREEMENT IN Trust for the CORPORATION as President of the CORPORATION. If I resign from position of President than I will immediately transfer the French Claim to the new President of the CORPORATION.

.	.

Robert Waters President

Free Miner License Number: 202022

APPENDIX “A”

FRENCH Claim Description

Omineca Mining Division

British Columbia, Canada

NTS 93M/7W

Centred Approximately

Latitude 55° 22’ N Longitude 127° 55’ W

The following claim comprises the FRENCH mineral claim as described in the Trust Agreement dated December 15, 2005:

Name	Record Number	Units	Anniversary Date
FRENCH	503975	183.83	January 17,2006